Exhibit 10.1

March 18, 2014

BY HAND DELIVERY

Daniel Parker Witt

Re:	Transitional Services and Separation Agreement

Dear Dan,

This confirms that you and the Board of Directors of Repligen Corporation (“Repligen” or the “Company”) have reached an amicable decision for you to transition from your role as Senior Vice President, Global Operations to the role of Senior Advisor to the Company, effective as of July 31, 2014 and then for your employment relationship with the Company to end on July 31, 2015, unless you or the Company elect to end your employment on an earlier date in accordance with this Agreement. For purposes of this Agreement, the actual last day of your employment shall be referred to as the “Separation Date.”

The terms and conditions of the arrangement are as follows:

1.	Final Agreement; Restrictive Covenants

As you know, in connection with the commencement of your employment, you and the Company entered into an employment letter agreement dated March 13, 1996 (the “Employment Agreement”). If signed and not revoked, this Agreement will become the final binding agreement between you and the Company and will fully supersede other agreements or understanding between you and the Company relating to the terms and conditions of your employment, including without limitation, the Employment Agreement; provided that your obligations under the Noncompetition and Nondisclosure Agreement that you entered into in connection with the Employment Agreement (the “Restrictive Covenant Agreement”) shall continue to be in full force and effect except to the extent specifically modified by this Agreement and the Equity Documents as defined below, shall remain in effect.

2.	Continuation of Current Role

From the date of this Agreement through July 31, 2014, you will continue in your current role as Senior Vice President, Global Operations and will be entitled to such compensation and benefits as are provided for herein.

3.	Transition Period

On August 1, 2014 you will cease to serve as Senior Vice President, Global Operations and, instead, and will serve as a Senior Advisor to the Company through July 31, 2015 (the “Transition Period”). You agree to work cooperatively with the Company’s management team in performance of your duties hereunder, and to abide by the terms of this Agreement and the terms of the Restrictive Covenant Agreement, as modified herein.

Daniel Parker Witt

March 18, 2014

4.	Title/Duties and Responsibilities During the Transition Period

As Senior Advisor you will continue to provide services to the Company, although in a reduced role. Your duties and other details associated with your employment during the Transition Period, will be determined by the Company’s Chief Executive Officer (“CEO”). It is expected that your job duties will be focused on effectively transitioning information to others in the organization and advising the Company on key legacy legal and patent issues, including, without limitation, Mass DOR dispute and OPUS patent prosecution, as needed. You will be able to perform most of these job duties on a part-time basis, at the request of the CEO or other officer of the Company. In the event and during any period that job duties requested require more than five hours in any week, you will be compensated at a mutually agreed upon rate, which compensation shall be in addition to all other compensation and benefits provided under this Agreement.

5.	Employee Compensation

Provided you remain employed by the Company, you shall be entitled to the following:

(a) Salary. Prior to the start of the Transition Period, you shall continue to receive a base salary at the rate of $281,000 per year through July 31, 2014 with a bonus target of 40% and pro rata bonus accrual at 100% target, with actual bonus payout to be made following completion of the 2014 fiscal year. During the Transition Period you will receive a base salary at a rate of $140,000 per year through the Separation Date. The base salary for the Transition Period will be paid to you in two equal installments with the first installment to be paid six months after commencement of the Transition Period and the second installment to be paid on the Separation Date.

(b) Accelerated Vesting. You shall continue to vest in your outstanding equity grants consistent with the terms and conditions of the Company’s 2012 Stock Option and Incentive Plan and applicable stock option agreement (collectively the “Equity Documents”) as an employee through July 31, 2014. Notwithstanding anything to the contrary in the Equity Documents and provided that you are not found to have materially breached the Conditions in this Agreement, the Company will accelerate vesting of any unvested shares so that 50% of any then unvested shares under any stock options held by you will vest effective as of the first day of the Transition Period, as more specifically detailed on Exhibit A attached hereto. At the start of the Transition Period, any portion of the stock options that is not exercisable on the first day of the Transition Period, for any reason, shall terminate immediately and be null and void and of no further force and effect. This Section 5(b) expressly supersedes and replaces Section 2 of the Employment Agreement.

Daniel Parker Witt

March 18, 2014

(c) Other Benefits. Given your part time status during the Transition Period you will not be eligible for most employee benefits, provided, if you elect and remain eligible for COBRA, the Company will continue to pay the same dollar amount for health insurance as if you had remained employed as a full time employee until the Separation Date up to an aggregate payment amount of $5,000.

(d) No Other Compensation. You acknowledge and agree that (i) you will not be entitled to accrue paid time off during the Transition Period; and (ii) you are not entitled to any other compensation, including, bonus severance or otherwise, expect as specifically set forth in this Agreement.

6.	Severance Pay in the Event of a Termination without Cause Prior to July 31, 2015

Notwithstanding anything contained herein to the contrary:

(a) If the Company terminates your employment with or without Cause on or before July 31, 2014, the Company shall pay to you an amount equal to $140,000, payable in equal monthly installments, for six months following the date of termination and 50% of your remaining stock options will immediately vest.

(b) If the Company terminates your employment without Cause after July 31, 2014 but prior to July 31, 2015, the Company shall pay to you an amount equal to your base salary at the rate then in effect, payable in equal monthly installments from the date of termination through July 31, 2015.

(c) If you resign from employment at any time or the Company terminates your employment for Cause during the Transition Period, you will be paid only through the last day of your employment.

This Section 6 expressly supersedes and replaces Section 4 of the Employment Agreement. The Company’s obligations to make severance payments under this Section 6 are subject to your not having been found to have materially breached this Agreement, including the Restrictive Covenant Agreement as modified herein, and on your execution and non-revocation of a general release of claims in a form prescribed by the Company (the “Release”) within the time period specified in the Release (the “Release Deadline”). If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you shall not be entitled to the severance payments described above.

For the purposes of this Agreement “Cause” shall mean any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) material breach of this Agreement or any other agreement with the Company; or (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre.

Daniel Parker Witt

March 18, 2014

7.	Modification of Restrictive Covenant Agreement

As a condition of this Agreement, the Company will modify the Restrictive Covenant Agreement as follows by replacing Section 3 of the Restrictive Covenant Agreement in its entirety with the following:

During his employment with the Company and for 12 months thereafter, regardless of the reason for the termination, you (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of your employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. You understand that the restrictions set forth herein are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States and Sweden which is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during your employment, including, without limitation, the development and manufacturing of bioprocessing products for life science companies and biopharmaceutical manufacturing companies. Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

You acknowledge that, except as specifically modified in this Section 7, the Restrictive Covenant Agreement shall continue to be in full force and effect and the post-employment noncompetition and nonsolicitation covenants contained therein, which are hereby incorporated by reference into this Section 7, shall commence on the Separation Date and shall continue for twelve (12) months thereafter (the “Restricted Period”).

8.	Return of Property

You shall not dispose of Company property (including information or documents, including computerized Company data and any copies made of any computerized Company data or software (“Documents”), without authorization. On the Separation Date or on an earlier date if requested by the Company, you agree to return to the Company all Company property, including,

Daniel Parker Witt

March 18, 2014

without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) and any information about the Company’s sales strategies and mechanics associated with implementing those strategies. After returning all Documents and Company property, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

9.	Confidential Information

You agree that your employment creates a relationship of confidence and trust between you and the Company with respect to all Confidential Information (as defined below). At all times, both during your employment with the Company and after the Separation Date, you will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties to the Company. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by you in the course of your employment by the Company, as well as other information to which you may have access in connection with your employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your duties under this Agreement.

10.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

Daniel Parker Witt

March 18, 2014

11.	Release of Your Claims

In consideration for, among other terms, the payments, benefits and opportunities described in this Agreement, you hereby agree to personally release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have, or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and the decision to terminate your employment with the Company;

•	of wrongful discharge;

•	of breach of contract, including without limitation, breach of the Employment Agreement;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation, Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act of 1967 (“ADEA”));

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits including, without limitation, pursuant to the Massachusetts Wage Act; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

12.	Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You agree to make yourself available during and outside of regular business hours for such

Daniel Parker Witt

March 18, 2014

cooperation; provided that the Company shall not utilize this paragraph to require you to make yourself available to an extent that would unreasonably interfere with any subsequent employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. In connection with fulfilling your obligations under this Section 12 your pre-approved, out of pocket and reasonable expenses will be reimbursed by the Company.

13.	At-will Employment

Notwithstanding anything to the contrary herein, from the date of this Agreement through the Separation Date, you will be an at-will employee subject to the terms of this Agreement.

14.	Effect of a Breach

In the event that you have been found to have materially breached this Agreement (including the Restrictive Covenant Agreement, as modified herein), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your at will employment (if you are still employed) and you will not be entitled to any of the payments, benefits and opportunities under this Agreement except those for which you have already qualified. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement.

15.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have in fact done so, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

16.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

17.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Daniel Parker Witt

March 18, 2014

18.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.	Enforcement

(a) Jurisdiction. You and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any material breach by you of your promises set forth in this Agreement and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations, the Company may be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond and to reasonable attorneys associated with enforcing this Agreement.

20.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

21.	Entire Agreement and Time to Consider

This Agreement along with the Restrictive Covenant Agreement, as modified herein, and the Equity Documents constitute the entire agreement between you and the Company with respect to the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company with respect to the subject matter herein.

You have the opportunity to consider this Agreement for up to twenty-one (21) days (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified

Daniel Parker Witt

March 18, 2014

original of this Agreement so that it is received by me at or before the expiration of the Consideration Period. You have seven (7) days from the day you enter into this Agreement to revoke it (the “Revocation Period”). To revoke this Agreement, you must provide a written notice so that it is received by me on or before the last day of the Revocation Period. This Agreement shall become effective on the first business day following the Revocation Period, provided that you do not revoke it (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement if you engage in conduct that is contrary to the obligations in this Agreement or the interests of the Company.

22.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the Consideration Period.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

REPLIGEN CORPORATION

By:	/s/ Walter C. Herlihy Jr.	3/18/14
	Walter C. Herlihy Jr.	Date
President and CEO

The foregoing is agreed to and accepted by:

/s/ Daniel Parker Witt	3/18/14
Daniel Parker Witt	Date

Signature Page to Transitional Services and Separation Agreement

Exhibit A

Option Vesting Schedule

Grant Date	Grant ID	Expiration Date	Grant Type	# Options Granted	Grant Price	# Outstanding Options	# Options Exercisable	Share Vesting	Future Vest Date	Shares Vesting at July 31, 2014*
3/14/96	20	3/14/06	ISO	60,000	$1.25	—	—
4/30/97	33	4/30/07	ISO	20,000	$1.50	—	—
4/29/98	39	4/29/08	ISO	10,000	$1.41	—	—
4/7/99	48	4/7/09	ISO	25,000	$2.75	—	—
4/3/01	82	4/3/11	ISO	20,000	$2.66	—	—
4/11/02	109	4/11/12	ISO	20,000	$3.24	—	—
4/23/03	147	4/23/13	ISO	20,000	$5.51	—	—
4/30/04	219	4/30/14	ISO	20,000	$3.05	10,000	10,000
5/13/05	269	5/13/15	ISO	25,000	$1.83	12,500	12,500
6/6/08	519	6/6/18	ISO	50,000	$5.87	50,000	50,000
7/15/10	581	7/15/20	ISO	25,000	$3.33	25,000	15,000	5,000	7/15/14
								5,000	7/15/15	2,500
2/28/13	708	2/28/23	ISO	40,000	$6.23	40,000	—	10,000	2/28/14

Grant Date	Grant ID	Expiration Date	Grant Type	# Options Granted	Grant Price	# Outstanding Options	# Options Exercisable	Share Vesting	Future Vest Date	Shares Vesting at July 31, 2014*
								10,000	2/28/15	5,000
								10,000	2/28/16	5,000
								10,000	2/28/17	5,000

*	17,500 shares vest at the commencement of the Transition Period on July 31, 2014.

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